                  [LETTERHEAD OF SNELL & WILMER APPEARS HERE]


                               December 23, 1996



Flanders Corporation
531 Flanders Filters Road
Washington, North Carolina  27889

            Re:  Registration Statement on Form S-1
                 ----------------------------------

Gentlemen:

            We have acted as counsel for Flanders Corporation, a North Carolina corporation ("Company"), and in such capacity have examined the Company's Registration Statement on Form S-1, Registration No. 333-14655 (the registration statement, including the amendments thereto being referred to collectively herein as the "REGISTRATION STATEMENT"), filed by the Company with the Securities and Exchange Commission ("COMMISSION") initially on October 21, 1996, under the Securities Act of 1933, as amended ("ACT"), relating to the proposed public offering by the Company of up to 1,840,000 shares of Common Stock, $.001 par value per share, of the Company ("COMPANY SHARES") and 1,333,889 shares of Common Stock of the selling shareholders ("SELLING SHAREHOLDERS").

            As counsel for the Company and for purposes of this opinion, we have made those examinations and investigations of legal and factual matters we deemed advisable and have examined originals or copies, certified or otherwise identified to our satisfaction as true copies of the originals, of those corporate records, certificates, documents and other instruments which, in our judgment, we considered necessary or appropriate to enable us to render the opinion expressed below, including the Company's Articles of Incorporation, as amended to date, the Company's Bylaws, as amended to date, and the minutes of meetings of the Company's Board of Directors and other corporate proceedings relating to the authorization and issuance of the Company Shares. We have assumed the genuineness and authorization of all signatures and the conformity to the originals of all copies submitted to us or inspected by us as certified, conformed or photostatic copies. Further, we have assumed the due execution and delivery of certificates representing the Company Shares.

            Based upon the foregoing, and relying solely thereon, we are of the opinion that the Company Shares and the Selling Shareholders' Shares have been duly authorized and (i) the Company Shares will be, when issued, delivered and paid for in the manner and




Member: LEX MUNDI, an international association of independent law firms with members in the United States and 60 counties throughout the world.

[LETTERHEAD OF SNELL & WILMER APPEARS HERE]

Flanders Corporation
December 9, 1996
Page 2


upon the terms contemplated by the Registration Statement, legally and validly issued, fully paid and nonassessable and (ii) the Selling Shareholders' Shares, when issued, were legally and validly issued, fully paid and nonassessable.

        We hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to our name under the caption "Legal Matters" in the Prospectus included in the Registration Statement. In giving this consent we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

                                        Very truly yours,

                                        SNELL & WILMER L.L.P.